Exhibit 10.11

JAY PAUL COMPANY

350 California Street, Suite 1905

San Francisco, California 94104

(415) 263-7400

September 11, 2000

Via Fax to (650) 930-6300

Mike Hrastinski

Ariba, Inc.

1565 Charleston Road

Mountain View, CA 94040

Re:	Moffett Park Drive, LLC/Ariba/Tenant Improvements

Dear Mr. Hrastinski:

This is to memorialize certain agreements and acknowledgments concerning the Ariba Tenant Improvements as follows:

1.	On August 3, 2000 Moffett Park Drive, LLC (Moffett Park) advanced the plan check fees by direct payment to the City of Sunnyvale in the sum of $59,713.52;

2.	On August 3, 2000 Ariba paid to Moffett Park the total of (1) the current amount invoiced by DES for Tenant Improvement design services in the sum of $707,897.42, and (2) the advanced Tenant Improvement plan check fee of $59,713.52;

3.	Moffett Park agrees that Ariba’s deposit of the Tenant Improvement Letter of Credit in the sum of $14,300,000.00 may be delayed at Ariba’s option until no later than October 9, 2000;

4.	The Budget for 14 of the 16 floorplates of the 4 office/R&D buildings was delivered to Ariba on September 6, 2000 and requires approval by Ariba (subject to any revisions consented to by Moffett Park) on or before September 20, i.e., within 10 business days after delivery. Ariba acknowledges its obligation under Lease Section 2.04(g) to deposit 25% of that Budget with Moffett Park’s construction lender no later than October 4, 2000.

5.	The parties agree that the Budget will be amended to include the costs of Tenant Improvements for the remaining two floorplates for the office/R&D Buildings and for the Amenity Building, once Working Drawings for same are approved pursuant to Lease Section 2.04(d). Ariba will approve the amendment to the Budget (or modify the same with Lessor’s consent) within ten business days after delivery of same (“Approval Date”) and Lessor shall then enter into an amendment to the guaranteed maximum price contract with the General Contractor for the construction of the Tenant Improvements described in said Working Drawings consistent with the approved amendment to the Budget. Within then (10) business days after the Approval Date, Ariba will make an additional cash deposit with Moffett Park’s construction lender in an amount equal to twenty-five percent (25%) of the approved Budget amendment amount with Lessor’s construction lender to be held as provided in Section 2.04(g). The parties further acknowledge that there may be two such amendments, one for the two remaining office/R&D floorplates and one for the Amenity Building, and these terms shall apply to each amendment.

6.	Ariba has reviewed and approved the attached proposed contract with DES dated as of June 20, 2000, and the associated DES scope of services and design fees for architectural and MEP engineering services, including the amount of $2,218,378.00 for basic services. Ariba hereby acknowledges that these fees comply with the requirement of Lease Section 2.04(d), i.e., that they “not vary materially from the range of fees charged for similar work for similar tenant improvements under similar time constraints by architects of similar ability, experience and expertise in the Silicon Valley community,” Lessor has or will execute said contract with DES in reliance on the foregoing.

Please let me know at once if you feel I have misstated any of our agreements and acknowledgments in any way.

I want to express my appreciation for the cooperative manner in which we arrived at those agreements and acknowledgments.

MOFFETT PARK DRIVE, LLC
a California limited liability company

By: GATEWAY LAND COMPANY, INC.

By:	/s/ Tim Hennessey
Tim Hennessey
Its:	Vice President

Agreed to:

ARIBA, INC.

By:	/s/ Mike Hrastinski
Mike Hrastinski
Its:	SENIOR VP/CIO